EXECUTION COPY

BINDING LETTER OF INTENT

This Binding Letter of Intent (this “LOI”), is entered into by and, between EAGLECREST RESOURCES, INC., a Nevada corporation (the “Company”), and ORYONTECHNOLOGIES, LLC, a Texas limited liability company (“Oryon”).

BACKGROUND AND PURPOSE

A.           The Company is a fully reporting publicly traded company with the ticker symbol “EARR” on the United States over-the-counter (OTCQB) securities market.

B.           The Company wishes to acquire Oryon through a reverse merger and believes Oryon to have a valuable products and intellectual property rights related to a three-dimensional, elastomeric, membranous, flexible electroluminescent lamp.

C.           The Company and Oryon wish to enter into a plan of reorganization (the “Plan of Reorganization”) transaction whereby Oryon will merge into a wholly-owned subsidiary of the Company in exchange for the issuance to the members of Oryon of approximately 16,462,120(1) shares of common stock of the Company.

D.           The parties wish to enter into this LOI which states that the closing of the Plan of Reorganization will occur upon completion of the conditions as set forth herein and in a formal, definitive agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           This LOI constitutes a binding agreement with regard to the various matters set forth herein and shall become effective only upon the date the Company makes an advance of $100,000 to Oryon pursuant to the terms of a promissory note in the form of Exhibit A (the “LOI Advance”).

2.           The Company and Oryon agree that they will enter into a mutually acceptable definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-12 of this LOI within thirty (30) days from the date of execution of this LOI (the “Definitive Agreement”).

3.           Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, Oryon will be merged with and into a Texas limited liability company wholly-owned by the Company in exchange for the issuance to the members of Oryon of 16,462,120(1) shares of common stock of the Company (the “Merger”).  At the Closing, Oryon shall become wholly-owned by the Company and the note evidencing the LOI Advance shall be cancelled as a result of the Merger.

4.           Oryon agrees to solicit the consent of the holders of outstanding warrants and options issued by Oryon to amend such warrants and options to provide that at the Closing, each outstanding warrant and option to purchase units of Oryon shall be exchanged for the right to receive a warrant to purchase eight (8) shares of common stock of the Company, and an option to purchase eight (8) shares of common stock of the Company having the exercise price set forth on Exhibit B.

5.           The closing of the Merger (the “Closing”) shall occur on or before thirty (30) days from the date on which Oryon completes the audit of its financial statements as required to be filed by the Company upon the Closing in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and approval by its members and note holders of the Definitive Agreement and the transactions contemplated thereunder and hereunder. Immediately prior to the Closing, the Company will have 15,000,000 shares of common stock issued and outstanding.  At the Closing, after giving effect to the Plan of Reorganization, the capitalization of the Company will be as set forth on Exhibit B.  Except for shares issued under the Financing, shares issued as Contingent Shares (defined below), or shares issued upon conversion of the Series C Notes, any additional share issuances will require the approval of the Company’s board of directors.

6.           Oryon agrees to solicit the consent of its Series C note holders to a modification of the Series C Notes to provide that the Series C note holders may elect to convert the Series C Notes into shares of common stock of the Company and that upon receipt by Oryon of the full $2 million of proceeds from the Financing, all of the Series C Notes will automatically be converted into shares of common stock of the Company as substantially set forth on Exhibit C attached hereto.  The modification agreement would provide that the number of shares of common stock of the Company issuable upon conversion of the Series C Notes will be calculated as eight (8) shares times $1.00 divided by the current conversion price for the applicable Series as follows:

Series C-1:	($1.00 / .5) x 8 = 16 shares
Series C-2:	($1.00 / 1.5) x 8 = 5.33 shares
Series C-3:	($1.00 / 1.2) x 8 = 6.67 shares

In addition, the modification agreement would provide for the right to receive Contingent Shares as referenced in Section 7 below.

7.           The plan of merger and the amended Series C Notes will provide that the Oryon members will receive, as additional merger consideration (and the Series C note holders will receive as a conversion right), a right to be issued additional shares of common stock of the Company (the “Contingent Shares”) in the event less than $2 million is received by the Company under the Financing Agreement during the period commencing on the Closing and ending nine (9) months after the Closing Date (the “Funding Period”).  The aggregate number of Contingent Shares to be issued would be calculated and allocated as set forth on Exhibit D.

8.           After the Closing, the Company will be managed by Oryon’s current management and board of directors.  The existing board of directors and officers of the Company will resign effective as of the Closing and be replaced by officers and directors to be designated by Oryon.

9.           Upon execution of this LOI, the Company will enter into an agreement (the “Financing Agreementi”) with  Maxum Overseas Fund (“Maxum”) under which Maxum or its associates will commit to providing a financing of not less than $2 million within nine (9) months of the Closing as follows (the “Financing”):

•
Concurrently with execution of this LOI, Maxum will purchase $100,000 of common stock of the Company pursuant to the Financing Agreement. This amount will be used to fund the LOI Advance referenced in Paragraph 1 above.

•	At the Closing, an amount equal to $500,000 at a price of $0.50 per share of common stock, to the Company.

•
No less than 200,000 shares of common stock of the Company at a price of $0.50 per share shall be purchased by the investor each month after the Closing until the entire $2 million is invested in the Company no later than nine (9) months from the Closing.

•	The proceeds from the Financing will be paid directly by the investor to Oryon on behalf of the Company.

The Financing Agreement includes the form of securities purchase agreement and warrant for each tranche of equity funding and shall require the investors providing such financing to provide all information regarding such investor as may be required for the Company to comply with all applicable securities or other laws relating to the private placement of securities.  Under the terms of the Financing, for each dollar invested, the investor making such investment will be issued two (2) shares of common stock of the Company and a warrant to purchase two (2) shares of common stock of the Company with an exercise price of $0.75 per share with a term of five (5) years.  The Financing Agreement shall not be amended or terminated on or prior to the Closing without the written consent of Oryon.

10.           The Company shall have no more than 61,149,800 shares of common stock issued and outstanding after completion of the full $2 million Financing, excluding any shares of common stock issuable under outstanding warrants and options.

11.           At the Closing, the Company will have no more than $1,000 in actual or contingent liabilities outstanding and no undisclosed liabilities, commitments or other obligations of any kind other than the Company’s obligations to Oryon pursuant to this LOI and the Definitive Agreement and the Company’s obligation to investors pursuant to the Financing documents attached as Exhibit E.  All legal, accounting or other fees and expenses the Company incurred on or prior to the Closing shall be paid in full by the Company prior to the Closing.

12.           Subject to approval by the board of directors of the Company, within twelve (12) months of the Closing and in addition to the Financing, the Company will on a best efforts basis conduct a financing of at least an additional $1 million.

13.           Within thirty (30) days of the Closing, the Company will adopt an equity incentive plan and submit to its stockholders for approval.

14.           Oryon represents that the board of directors of Oryon has approved this LOI and the transactions contemplated hereunder.

15.           The parties intend for the post-Closing and post-Financing capitalization table of the Company to be substantially as attached hereto as Exhibit C.

16.           The Company shall advance the reasonable legal expenses of Oryon in connection with structuring, obtaining approvals and implementing the Plan of Reorganization by Oryon incurred between September 15, 2011 and the Closing.  Any other legal expenses and costs and accounting, audit and other transaction expenses incurred by Oryon shall be the responsibility of Oryon; provided, however, the Company shall advance any audit fees necessary to obtain an audit and comply with the filing requirements of the Exchange Act.  Any advances by the Company under this Paragraph 16 for legal  and audit fees prior to the Closing shall be in addition to the Advance and the Closing Consideration amounts, and shall be offset against the aggregate Financing amount and credited against the final financing tranche to be funded.

17.           Oryon hereby grants to the Company a license to use the name “Oryon” or any variation thereof not currently used by Oryon and, upon execution of this LOI, the Company may undertake to change its name to “Oryon Holdings, Inc.” or a mutually agreed upon name not used by Oryon.  Oryon further agrees to provide consents, as may be required by the Company to make filings for the use of such name; provided, however, that in no event shall Oryon be precluded from continuing to use any names currently used by Oryon.  The license herein granted shall automatically expire ten (10) days after termination of this LOI or in the event that the Definitive Agreement is terminated prior to the Closing.  Prior to the Closing, neither the Company nor its representatives shall make any representations regarding the business or affairs of Oryon without the prior written consent of Oryon.

18.           The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions as shall be mutually agreed upon by Oryon and the Company.

19.           In consideration of the time and effort the Company will incur to pursue this transaction, Oryon agrees that, from the date of execution of this LOI (or, if sooner, until such time as this LOI is terminated) until the Closing, neither Oryon nor any person or entity acting on its behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase Oryon or any of its assets or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than its members or the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of Oryon to any such persons.  If Oryon, or its representatives receive any inquiry or proposal offering to purchase Oryon or any part of its assets or equity, Oryon will promptly notify the Company.  The Company acknowledges that Oryon has advised the Company that the amount of the LOI Advance is insufficient to fund Oryon’s operating costs pending the Closing.  Accordingly, notwithstanding anything herein to the contrary, nothing herein shall preclude or restrict Oryon from borrowing additional capital prior to the Closing so long as such indebtedness is repaid from the proceeds of the Financing received by the Company at the Closing.

20.           Neither Oryon nor its principals shall be responsible for any of the costs and expenses incurred by the Company in connection with this LOI and the Definitive Agreement and the transactions contemplated hereby and thereby.

21.           No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior consent of the other party, which shall not be unreasonably withheld, or except, and only to the extent, as required by the applicable rules and regulations of the Securities and Exchange Commission.  The Company agrees to provide to Oryon such current information regarding the Company as Oryon may reasonably request to include in any disclosure statement to be provided to Oryon members and note holders in connection with soliciting the vote of Oryon members and note holders for approval of the Plan of Reorganization and the transactions contemplated thereby.

22.           Prior to the Closing, the Company and its representatives shall maintain the confidentiality of all confidential information that is provided to the Company by Oryon or its representatives except to the extent such disclosure is required by law.  Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and Oryon and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Exchange Act; provided, however, that prior to the Closing, the disclosure of any non-public confidential information of Oryon may be made by the Company only with prior approval of Oryon and subject to obtaining an appropriate confidentiality agreement from the proposed recipient of such information.

23.           This LOI shall be construed in accordance with, and governed by, the laws of the State of Texas, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Texas, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

24.           The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

25.           If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

26.           This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

27.           The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

28.           This LOI may be terminated prior to entering into the Definitive Agreement (i) by mutual written agreement of the parties, (ii) by either party if the Definitive Agreement has not been entered into by November 21, 2011 through no fault of terminating party, or (iii) by either party in the event of a material breach of this LOI by the other party, including failure by the Company to promptly fund the LOI Advance after execution of this LOI.

[SIGNATURE PAGE FOLLOWS]

(1)	Number of shares assumes that no Series C Notes are converted to membership units at or prior to the Closing.

DATED EFFECTIVE: OCTOBER 24, 2011

EAGLECREST RESOURCES, INC.

By:
Name:
Title:

ORYONTECHNOLOGIES, LLC

By:
Name:
Title:

EXECUTION COPY

EXHIBIT A

FORM OF PROMISSORY NOTE

(Attached)

EXECUTION COPY

EXHIBIT B

CAPITALIZATION TABLE

Exhibit B

EXECUTION COPY

EXHIBIT C

CONVERSION OF ORYON NOTES

Exhibit C

EXECUTION COPY

EXHIBIT D

CALCULATION OF CONTINGENT SHARES

Exhibit D - 1

EXECUTION COPY

EXHIBIT E

FORM OF FINANCING AGREEMENT

(Attached)